UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event posted): April 20, 2005

EARLE M. JORGENSEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7537	95-0886610
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10650 Alameda Street, Lynwood, California	90262
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (323) 567-1122

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 20, 2005, Earle M. Jorgensen Company, a Delaware corporation (“EMJ”), completed its merger and financial restructuring (the “Merger”) pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 17, 2004, amended as of January 28, 2005, and further amended as of March 3, 2005, by and among EMJ, Earle M. Jorgensen Holding Company, Inc., a Delaware corporation (“Holding”), and EMJ Metals LLC, a Delaware limited liability company and a newly-formed, wholly-owned subsidiary of EMJ (“EMJ Metals LLC”). Pursuant to the Merger Agreement, Holding was merged with and into EMJ Metals LLC, with EMJ Metals LLC surviving. The Merger Agreement also contemplated an exchange of outstanding Holding notes and warrants for shares of EMJ common stock and/or cash (the “Exchange”), pursuant to that certain Exchange Agreement (the “Exchange Agreement”), dated as of December 17, 2004, and amended as of March 3, 2005, by and among EMJ, Holding, Kelso Investment Associates, L.P., Kelso Equity Partners II, L.P., KIA III-Earle M. Jorgensen, L.P., and Kelso Investment Associates IV, L.P. The terms of the Merger and the Exchange are described in the proxy statement/prospectus contained in EMJ’s registration statement on form S-4, as amended (File No., 333-111882) filed with the Securities and Exchange Commission and declared effective on March 15, 2005 (the “Merger Registration Statement”), dated as of March 17, 2005, which was previously furnished to the stockholders of Holding. As a result of the Merger and the Exchange, all outstanding Holding notes were exchanged for 12,997,890 shares of EMJ common stock and approximately $127,100,000 in cash and stockholders of Holding are entitled to receive:

•	one share of EMJ common stock for each share of Holding common stock owned by a Holding stockholder;

•	$403.75 in cash 41.29 shares of EMJ common stock for each share of Holding series A preferred stock owned by a Holding stockholder; and

•	$494.38 in cash and 50.56 shares of EMJ common stock for each share of Holding series B preferred stock owned by a Holding stockholder.

The issuance of the EMJ common stock pursuant to the Merger and the Exchange was registered under the Securities Act of 1933, as amended, pursuant to the Merger Registration Statement.

Attached hereto as Exhibit 99.1, and incorporated herein by reference, is a copy of EMJ’s press release dated April 20, 2005, announcing the closing of the Merger and the initial public offering.

Item 8.01 Other Events.

On April 20, 2005, EMJ closed its initial public offering of 17,600,000 shares of EMJ common stock. All of the shares were sold by EMJ. In addition, the underwriters have been granted a 30-day option to purchase up to an additional 2,640,000 shares from EMJ at the initial public offering price of $10.00 per share, solely to cover over-allotments, if any. Credit Suisse First Boston LLC and Goldman, Sachs & Co. acted as joint bookrunning managers for the offering, and Citigroup Global Markets Inc., ABN AMRO Rothschild LLC, William Blair & Company, L.L.C. and CIBC World Markets Corp. acted as co-managers. The EMJ common stock began trading on The New York Stock Exchange on April 15, 2005, under the ticker symbol “JOR.”

The net proceeds to EMJ from the offering, after deduction of discounts and commissions to the initial purchasers but before payment of other related fees and expenses of the offering, not including any proceeds from the potential exercise of the underwriters’ over-allotment option, are expected to be approximately $164,120,000 and will be used to pay the cash portion of the Merger and the Exchange consideration to be received by the noteholder and stockholders of Holding pursuant to the Merger Agreement and the Exchange Agreement.

Attached hereto as Exhibit 99.1, and incorporated herein by reference, is a copy of EMJ’s press release dated April 20, 2005, announcing the closing of the Merger and the initial public offering.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits
	99.1	Press Release dated April 20, 2005, of Earle M. Jorgensen Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARLE M. JORGENSEN COMPANY

/s/ William S. Johnson
Date: April 20, 2005	William S. Johnson
Vice President, Chief Financial Officer and Secretary

EARLE M. JORGENSEN COMPANY

FROM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated April 20, 2005.